Exhibit 5

[LETTERHEAD OF SACHNOFF & WEAVER, LTD.]

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

Re:	Registration Statement on Form S-8:
Community Financial Shares, Inc. Non-Qualified Stock Option Plan

Gentlemen:

We have acted as counsel for Community Financial Shares, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration, pursuant to the Securities Act of 1933, of 45,000 shares of Common Stock, no par value (the “Shares”), which may be offered by the Company under the above-referenced plan (the “Plan”).

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Plan. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that as to corporate records reviewed by us, any resolutions of the Board of Directors were passed at one or more duly convened, authorized and quorate meetings, or by unanimous written consent, and remain in full force and effect and have not been rescinded or amended. We have assumed that as of the date of issuance of any Shares the Company will have sufficient authorized but unissued common stock of the type specified in the Plan, and the Company will receive full payment of the exercise or purchase price thereunder in accordance with the terms of the Plan.

Based upon and subject to the foregoing, we advise you that, in our opinion, the Shares proposed to be offered by the Company as set forth in the Registration Statement have been duly authorized and, when issued and sold in accordance with the Plan referred to in the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

We express no opinions as to matters under or involving any laws other than the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ SACHNOFF & WEAVER, LTD.

SACHNOFF & WEAVER, LTD.